CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,482,600	$202.23

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated August 27, 2013
To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-190038

$1,482,600 Barclays Bank PLC Return Optimization Securities

Linked to the iShares® MSCI EAFE ETF due September 30, 2014

Investment Description

Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of shares of the iShares® MSCI EAFE ETF (the “Underlying Equity”). If the Underlying Return is positive, the Issuer will repay the principal amount of the Securities at maturity plus pay a return equal to the Multiplier of 3 multiplied by the Underlying Return, up to the Maximum Gain of 14.00%. If the Underlying Return is zero, the Issuer will repay your principal amount at maturity. However, if the Underlying Return is negative, you will be exposed to the full decline in the Underlying Equity and the Issuer will repay less than the full principal amount of the Securities, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of the principal amount of the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive returns of the Underlying Equity, up to the Maximum Gain. If the Underlying Return is negative, investors will be exposed to the full decline in the Underlying Equity at maturity.
❑	Full Downside Market Exposure: If the Underlying Equity depreciates over the term of the Securities, investors will be exposed to the negative Underlying Return at maturity resulting in a loss of principal that is proportionate to the Underlying Equity’s decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date: August 27, 2013
Settlement Date: August 30, 2013
Final Valuation Date1: September 24, 2014
Maturity Date1: September 30, 2014

[1]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering

We are offering Return Optimization Securities linked to the iShares® MSCI EAFE ETF. The return on the Securities is subject to the predetermined Maximum Gain and the corresponding maximum payment at maturity per $10.00 Security. The Securities are offered at a minimum investment of 100 Securities at the Initial Issue Price described below.

			Maximum Payment
Underlying Equity	Multiplier	Maximum Gain	at Maturity per $10 Security	Equity Starting Price	CUSIP/ISIN
Securities linked to the iShares® MSCI EAFE ETF (EFA)	3	14.00%	$11.40	$60.04	06742D283 / US06742D2835

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount[2]	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.20	$9.80
Total	$1,482,600	$29,652	$1,452,948

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is $9.623 per Security. The estimated value is less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 of this pricing supplement.
[2]	With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution” on page PS-12 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm
t	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm
t	Index Supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Return Optimization Securities linked to the iShares® MSCI EAFE ETF that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 6 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-7 of this pricing supplement.

PS-2

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment, and you are willing to make an investment that will have the same downside market risk as the Underlying Equity.
t	You believe the Underlying Equity will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain of 14.00%.
t	You understand and accept that your potential return is limited by the Maximum Gain, and you are willing to invest in the Securities based on the Maximum Gain specified on the cover hereof.
t	You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Underlying Equity and the component stocks of the Underlying Equity.
t	You are willing and able to hold the Securities to maturity, a term of 13 months, and accept that there may be little or no secondary market for the Securities.
t	You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You require an investment designed to provide a full return of principal at maturity.
t	You cannot tolerate the loss of some or all of your initial investment and are not willing to make an investment that will have the same downside market risk as the Underlying Equity.
t	You believe that the Underlying Equity will depreciate over the term of the Securities, or you believe the Underlying Equity will appreciate over the term of the Securities by more than the Maximum Gain.
t	You seek an investment that has unlimited return potential without a cap on appreciation, or you are unwilling to invest in the Securities based on the Maximum Gain specified on the cover hereof.
t	You seek current income from this investment, or you would prefer to receive any dividends paid on the Underlying Equity or the component stocks of the Underlying Equity.
t	You are unable or unwilling to hold the Securities to maturity, a term of 13 months, or you seek an investment for which there will be an active secondary market.
t	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-7 of this pricing supplement as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

PS-3

Final Terms1

Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Security for brokerage accounts; $9.80 per Security for advisory accounts.
Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount per Security.
Term:	13 months
Reference Asset:[2]	The Securities are linked to the iShares® MSCI EAFE ETF (the “Underlying Equity”).
Payment at Maturity (per $10.00):	•

If the Underlying Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Underlying Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × the lesser of (a) Underlying Return × Multiplier and (b) the Maximum Gain]

• If the Underlying Return is zero, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.
•

If the Underlying Return is negative, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the depreciation of the Underlying Equity over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

$10 + [$10 × Underlying Return]

Your principal is fully exposed to any depreciation of the Underlying Equity, and you will lose some or all of your investment at maturity if the Underlying Return is negative.
Multiplier:	3
Maximum Gain:	14.00%
Underlying Return:	Equity Ending Price – Equity Starting Price Equity Starting Price
Equity Starting Price:	$60.04, which is the closing price of the Underlying Equity on the Trade Date.
Equity Ending Price:	The closing price of the Underlying Equity on the Final Valuation Date.

1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2	For a description of adjustments that may affect the reference asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

PS-4

Hypothetical Return Table and Examples at Maturity

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of Securities, with the assumptions set forth below. The Equity Ending Price will be determined on the Final Valuation Date. Numbers appearing in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities.

Term:	13 months
Equity Starting Price:	$60.04
Maximum Gain:	14.00%
Multiplier:	3

Equity Ending Price (USD)	Underlying Return[1]	Payment at Maturity	Total Return on the Securities at Maturity per $10.00 Issue Price[2]	Total Return on the Securities at Maturity per $9.80 Issue Price[3]
120.08	100.00%	$11.40	14.00%	16.33%
114.08	90.00%	$11.40	14.00%	16.33%
108.07	80.00%	$11.40	14.00%	16.33%
102.07	70.00%	$11.40	14.00%	16.33%
96.06	60.00%	$11.40	14.00%	16.33%
90.06	50.00%	$11.40	14.00%	16.33%
84.06	40.00%	$11.40	14.00%	16.33%
78.05	30.00%	$11.40	14.00%	16.33%
72.05	20.00%	$11.40	14.00%	16.33%
66.04	10.00%	$11.40	14.00%	16.33%
63.04	5.00%	$11.40	14.00%	16.33%
62.84	4.67%	$11.40	14.00%	16.33%
61.54	2.50%	$10.75	7.50%	9.69%
60.04	0.00%	$10.00	0.00%	2.04%
57.04	-5.00%	$9.50	-5.00%	-3.06%
54.04	-10.00%	$9.00	-10.00%	-8.16%
48.03	-20.00%	$8.00	-20.00%	-18.37%
42.03	-30.00%	$7.00	-30.00%	-28.57%
36.02	-40.00%	$6.00	-40.00%	-38.78%
30.02	-50.00%	$5.00	-50.00%	-48.98%
24.02	-60.00%	$4.00	-60.00%	-59.18%
18.01	-70.00%	$3.00	-70.00%	-69.39%
12.01	-80.00%	$2.00	-80.00%	-79.59%
6.00	-90.00%	$1.00	-90.00%	-89.80%
0.00	-100.00%	$0.00	-100.00%	-100.00%

1	The Underlying Return excludes any cash dividend payments.
2	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security for all brokerage accounts.
3	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $9.80 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution” on page PS-14 of this pricing supplement.

Example 1 – The closing price of the Underlying Equity increases 2.50% from the Equity Starting Price of $60.04 to an Equity Ending Price of $61.54, resulting in an Underlying Return of 2.50%.

Because the Underlying Return of 2.50% is positive and such Underlying Return multiplied by 3 is less than the Maximum Gain of 14.00%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × the lesser of (a) Underlying Return × Multiplier and (b) the Maximum Gain]
$10+ [$10 × 2.50% x 3] = $10 + $0.75 = $10.75

The payment at maturity of $10.75 per $10 principal amount Security represents a return on the principal amount of 7.50%, which corresponds to a total return on the Securities of 7.50% for brokerage account holders and 9.69% for advisory account holders.

Example 2 – The closing price of the Underlying Equity increases 30.00% from the Equity Starting Price of $60.04 to an Equity Ending Price of $78.05, resulting in an Underlying Return of 30.00%.

Because the Underlying Return of 30.00% is positive and such Underlying Return multiplied by 3 is greater than the Maximum Gain of 14.00%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × the lesser of (a) Underlying Return × Multiplier and (b) the Maximum Gain]
$10+ [$10 × 14.00%] = $10 + $1.40 = $11.40

PS-5

The payment at maturity of $11.40 per $10 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 14.00%, which corresponds to a total return on the Securities of 14.00% for brokerage account holders and 16.33% for advisory account holders.

Example 3 – The closing price of the Underlying Equity decreases 40.00% from the Equity Starting Price of $60.04 to an Equity Ending Price of $36.02, resulting in an Underlying Return of -40.00%.

Because the Underlying Return is negative, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Underlying Return]
$10 + [$10 × -40.00%] = $10 + -$4.00 = $6.00

The payment at maturity of $6.00 per $10 principal amount Security represents a loss on the principal amount of 40%, which is equal to the Underlying Return of -40.00%, and corresponds to a total loss on the Securities of 40.00% for brokerage account holders and 38.78% for advisory account holders.

If the Underlying Return is negative, at maturity the Issuer will pay less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the full depreciation of the Underlying Equity from the Trade Date to the Final Valuation Date.

What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Securities should be treated in the manner described below. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled derivative contract with respect to the Underlying Equity. Subject to the discussion of Section 1260 of the Internal Revenue Code below, if your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Securities could be treated as a “constructive ownership transaction” with respect to the Underlying Equity that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Securities would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Underlying Equity referenced by your Securities on the date that you purchased your Securities and sold those shares on the date of the sale or maturity of the Securities (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the Securities will only reflect the appreciation or depreciation in the value of the shares of the Underlying Equity and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Underlying Equity, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of Underlying Equity shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Securities by the Underlying Equity share price on the date you acquired your Securities, as opposed to making such determination based on the actual number of Underlying Equity shares that, after taking into account the Multiplier, are effectively referenced in determining the actual return on your Securities. In addition, the Excess Gain Amount could be greater than zero if you purchase your Securities for an amount that is less than the principal amount of the Securities or if the return on the Securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the Underlying Equity. Furthermore, if another exchange traded fund is substituted for the Underlying Equity, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the Underlying Equity and sold the Underlying Equity to purchase its substitute. You should be aware that, if the Securities are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Securities is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect.

For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this pricing supplement.

PS-6

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity or the component stocks of the Underlying Equity. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

t	You Risk Losing Some or All of Your Principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Equity Ending Price is equal to or greater than the Equity Starting Price and will only make such payment at maturity. If the Equity Ending Price is less than the Equity Starting Price, you will be exposed to the full negative Underlying Return, and the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of the principal amount that is proportionate to the depreciation of the Underlying Equity from the Trade Date to the Final Valuation Date. Accordingly, if the Equity Ending Price has declined from the Equity Starting Price over the term of the Securities, you risk losing 100% of your principal.
t	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than 3 times the Underlying Equity’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain on the principal amount from the Issuer only if you hold your Securities to maturity.
t	Your Maximum Return on the Securities Is Limited by the Maximum Gain — If the Equity Ending Price is greater than the Equity Starting Price, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Underlying Equity, which may be significant. We refer to this percentage as the Maximum Gain, which is equal to 14.00%. Therefore, you will not benefit from any positive Equity Return in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Underlying Equity or its underlying components.
t	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	Owning the Securities is Not the Same as Owning the Underlying Equity — The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity or the stocks included in the Underlying Equity. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Equity or holders of the stocks included in the Underlying Equity would have.
t	No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Equity from the Trade Date to the Final Valuation Date.
t	Dealer Incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and other of our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.20 per Security to the principals, agents and dealers in connection with the distribution of the Securities to brokerage accounts. No compensation will be paid in connection with the distribution of Securities to advisory accounts.
t	Limited Liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
t	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
PS-7

t	Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Equity.
t	Potential Barclays Bank PLC Impact on Price — Trading or transactions by Barclays Bank PLC or its affiliates in the shares of the Underlying Equity, or in futures, options, exchange traded funds or other derivative products on the Underlying Equity may adversely affect the market value of the stocks comprising the Underlying Equity and/or the price of the Underlying Equity, and, therefore, the market value of the Securities.
t	Certain Features of Exchange-Traded Funds Will Impact the Value of the Securities — The performance of the Underlying Equity will not fully replicate the performance of the MSCI EAFE® Index (the “Underlying Index”), and the Underlying Equity may hold securities not included in the Underlying Index. The value of the Underlying Equity to which your Securities are linked are subject to:
t	Management risk. This is the risk that the investment strategy for the Underlying Equity, the implementation of which is subject to a number of constraints, may not produce the intended results.
t	Derivatives risk. The Underlying Equity may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Underlying Equity’s losses, and, as a consequence, the losses of your Securities, may be greater than if the Underlying Equity invested only in conventional securities.
t	The Underlying Equity May Underperform the Underlying Index — The performance of the Underlying Equity may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the Underlying Equity will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Underlying Equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Equity, differences in trading hours between the Underlying Equity and the Underlying Index or due to other circumstances. Because the payment due at maturity of your Securities is linked to the performance of the Underlying Equity and not the Underlying Index, the return on your Securities may be less than that of an alternative investment linked directly to the Underlying Index.
t	Exposure to Fluctuations in Foreign Exchange Rates — The Underlying Equity invests in securities that are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising the Underlying Equity are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the value of the currencies in which the stocks comprising the Underlying Equity are denominated decline relative to the U.S. dollar, the net asset value of the Underlying Equity will be adversely affected, which may negatively impact the closing price of shares of the Underlying Equity and therefore the value of and amounts payable under the Securities.
t	Non-U.S. Securities Markets Risks — The stocks included in the Underlying Equity are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Underlying Equity, which may have an adverse effect on the Securities. Also, the public availability of information concerning the issuers of stocks included in the Underlying Equity will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Equity may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.
t	The Payment at Maturity on Your Securities is Not Based on the Price of the Underlying Equity at Any Time Other than the Final Valuation Date — The Equity Ending Price and the Underlying Return will be based solely on the closing price of the Underlying Equity on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the price of the Underlying Equity drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Underlying Equity at a time prior to such drop. Although the price of the Underlying Equity on the maturity date or at other times during the life of your Securities may be higher than the closing price of the Underlying Equity on the Final Valuation Date, you will not benefit from the price of the Underlying Equity at any time other than the Final Valuation Date.
t	The Estimated Value of Your Securities Might Be Lower If Such Estimated Value Were Based on the Levels at which Our Debt Securities Trade in the Secondary Market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.
t	The Estimated Value of Your Securities is Lower than the Initial Issue Price of Your Securities — The estimated value of your Securities on the Trade Date is lower than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or
PS-8

paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

t	The Estimated Value of the Securities is Based on Our Internal Pricing Models, which May Prove to be Inaccurate and may be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.
t	The Estimated Value of Your Securities is not a Prediction of the Prices at which You May Sell Your Securities in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower than the Initial Issue Price of Your Securities and may be Lower than the Estimated Value of Your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.
t	The Temporary Price at which We May Initially Buy the Securities in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, may not be Indicative of Future Prices of Your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 for further information.
t	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.
t	Many Economic and Market Factors Will Affect the Value of the Securities — In addition to the price of the Underlying Equity on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
t	the expected volatility of the Underlying Equity, the Underlying Index and the component stocks of the Underlying Equity;
t	the time to maturity of the Securities;
t	the market price and dividend rate on the Underlying Equity and the component stocks of the Underlying Equity;
t	interest and yield rates in the market generally;
t	a variety of economic, financial, political, regulatory or judicial events;
t	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the Underlying Equity are denominated;
t	supply and demand for the Securities; and
t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
PS-9

iShares® MSCI EAFE ETF

We have derived all information contained in this pricing supplement regarding the iShares® MSCI EAFE ETF (the “MSCI EAFE ETF “), including, without limitation, its make-up, method of calculation and changes in its components, from the MSCI EAFE ETF’s prospectus dated December 1, 2012 (as revised July 1, 2013) and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares® Trust and BlackRock Fund Advisors (“BFA”). The MSCI EAFE ETF is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the MSCI EAFE ETF. The MSCI EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the MSCI EAFE ETF . Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the MSCI EAFE ETF, please see the MSCI EAFE ETF’s prospectus. In addition, information about iShares® and the MSCI EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the MSCI EAFE ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index. The MSCI EAFE® Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets. For additional information about the MSCI EAFE® Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of August 27, 2013, the MSCI EAFE ETF’s top holdings by country included Japan (21.61%), the United Kingdom (21.04%), Switzerland (9.61%), France (9.12%), Germany (8.66%), Australia (7.79%), Sweden (3.23%), the Netherlands (3.08%), Spain (2.98%) and Hong Kong (2.76%). As of August 27, 2013, the MSCI EAFE ETF’s top holdings by sector were Financials (24.95%), Industrials (12.77%), Consumer Discretionary (11.76%), Consumer Staples (11.42%), Health Care (10.25%), Materials (8.13%), Energy (6.95%), Telecommunications (5.15%), Information Technology (4.23%) and Utilities (3.62%).

The MSCI EAFE ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI EAFE® Index. The MSCI EAFE ETF generally invests at least 90% of its assets in securities of the MSCI EAFE® Index and depository receipts representing securities of the MSCI EAFE® Index. In addition, the MSCI EAFE ETF may invest the remainder of its assets in securities not included in the MSCI EAFE® Index but which BFA believes will help the MSCI EAFE ETF track the MSCI EAFE® Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Representative Sampling

The MSCI EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI EAFE® Index, and generally does not hold all of the equity securities included in the MSCI EAFE® Index. The MSCI EAFE ETF invests in a representative sample of securities that collectively has an investment profile similar to the MSCI EAFE® Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI EAFE® Index.

Correlation

The MSCI EAFE® Index is a theoretical financial calculation, while the MSCI EAFE ETF is an actual investment portfolio. The performance of the MSCI EAFE ETF and the MSCI EAFE® Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the MSCI EAFE ETF’s portfolio and the MSCI EAFE® Index resulting from legal restrictions (such as diversification requirements) that apply to the MSCI EAFE ETF but not to the MSCI EAFE® Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the MSCI EAFE ETF’s portfolio and that of the MSCI EAFE® Index. The MSCI EAFE ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The MSCI EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE® Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

PS-10

Historical Information for the iShares® MSCI EAFE ETF

The following table sets forth the quarterly high and low closing prices for the iShares® MSCI EAFE ETF, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the Underlying Equity on August 27, 2013 was $60.04 The historical performance of the underlying equity should not be taken as an indication of the future performance of the Underlying Equity during the term of the Securities.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008		$78.35	$68.31	$71.90
4/1/2008	6/30/2008		$78.52	$68.10	$68.70
7/1/2008	9/30/2008		$68.04	$53.08	$56.30
10/1/2008	12/31/2008		$55.88	$35.71	$44.87
1/2/2009	3/31/2009		$45.44	$31.69	$37.59
4/1/2009	6/30/2009		$49.04	$38.57	$45.81
7/1/2009	9/30/2009		$55.81	$43.91	$54.70
10/1/2009	12/31/2009		$57.28	$52.66	$55.30
1/1/2010	3/31/2010		$57.96	$50.45	$56.00
4/1/2010	6/30/2010		$58.03	$46.29	$46.51
7/1/2010	9/30/2010		$55.42	$47.09	$54.92
10/1/2010	12/31/2010		$59.46	$54.25	$58.23
1/3/2011	3/31/2011		$61.91	$55.31	$60.09
4/1/2011	6/30/2011		$63.87	$57.10	$60.14
7/1/2011	9/30/2011		$60.80	$46.66	$47.75
10/1/2011	12/30/2011		$55.57	$46.45	$49.53
1/2/2012	3/30/2012		$55.80	$49.15	$54.90
4/1/2012	6/29/2012		$55.51	$46.55	$49.96
7/1/2012	9/28/2012		$55.15	$47.62	$53.00
10/1/2012	12/31/2012		$56.88	$51.96	$56.82
1/2/2013	3/28/2013		$59.89	$56.90	$58.98
4/1/2013	6/28/2013		$63.53	$57.03	$57.38
7/1/2013	8/27/2013	*	$62.10	$57.55	$60.04

*	As of the date of this pricing supplement information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through August 27, 2013. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2013.

The following graph sets forth the historical performance of the iShares® MSCI EAFE ETF based on the daily closing price from January 2, 2008 through August 27, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The graph set forth above shows the historical performance of the Underlying Equity based on the daily closing price of the Underlying Equity. We obtained the Underlying Equity closing prices above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. Historical performance of the Underlying Equity is not an indication of future performance. Future performance of the Underlying Equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Underlying Equity will result in the return of any of your initial investment.

PS-11

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates for sales to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.

PS-12